Exhibit 13.2

ChipMOS TECHNOLOGIES INC.

CERTIFICATION

Pursuant to 18 U.S.C. §1350, the undersigned, Silvia Su, Vice President of the Finance and Accounting Management Center of ChipMOS TECHNOLOGIES INC. (the “Company”), hereby certifies, to her knowledge, that the Company’s Annual Report on Form 20-F for the year ended December 31, 2022 (the “Report”) fully complies with the requirements of Section13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934, and that the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

The foregoing certification is being furnished solely pursuant to 18 U.S.C. §1350 and is not being filed as part of the Report or as a separate disclosure document.

Date: April 13, 2023

/s/ Silvia Su
Name:	Silvia Su
Title:	Vice President, Finance and Accounting Management Center